Exhibit 4.2.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

DB G10 CURRENCY HARVEST MASTER FUND

This Amendment No. 2 (“Amendment No. 2”) to the Amended and Restated Declaration of Trust and Trust Agreement dated as of September 12, 2006 (the “Declaration of Trust”) of DB G10 Currency Harvest Master Fund (the “Master Fund”) by and among DB Commodity Services LLC (the “Managing Owner”), Wilmington Trust Company and PowerShares DB G10 Currency Harvest Fund.

WHEREAS, the Managing Owner has obtained the written approval of PowerShares DB G10 Currency Harvest Fund (the “Limited Owner”) to amend the Declaration of Trust to memorialize changes to certain fee provisions disclosed in the Declaration of Trust; and

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(a) thereof to give effect to the foregoing.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of January 4, 2010, Section 4.9 shall be amended and replaced in its entirety as follows:

“SECTION 4.9. Compensation to the Managing Owner. The Managing Owner shall be entitled to compensation for its services as managing owner of the Trust as set forth in the Prospectus.”

2.	This Amendment No. 2 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, this Amendment No. 2 has been executed for and on behalf of the undersigned effective as of the 4th day of January, 2010.

DB COMMODITY SERVICES LLC, as Managing Owner

By:	/s/ Martin Kremenstein
	Name:	Martin Kremenstein
	Title:	Director and Chief Operating Officer

By:	/s/ Michael Gilligan
	Name:	Michael Gilligan
	Title:	Principal Financial Officer

Acknowledged:

WILMINGTON TRUST COMPANY, not in its

individual capacity but solely as Trustee

of the Master Fund

By:	/s/ Joseph B. Feil
	Name:	Joseph B. Feil
	Title:	Vice President